Aimco Promotes Executive Vice President John Bezzant to Chief Investment Officer

Company Release - 08/01/2013 18:22

DENVER--(BUSINESS WIRE)-- Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) Chairman and Chief Executive Officer, Terry Considine, announced today the promotion of veteran team member John Bezzant to Executive Vice President and Chief Investment Officer. The Aimco Board of Directors approved this promotion at its meeting earlier this week.

In his new role, Mr. Bezzant will continue to be responsible for portfolio management, including dispositions, acquisitions and capital investments, and will add redevelopment to his responsibilities. Mr. Bezzant began his career with Aimco in 2006 as Senior Vice President - Redevelopment, bringing to Aimco over 20 years of real estate experience, and was promoted to Executive Vice President - Transactions, in January 2011.

Mr. Considine said, “I congratulate John on his promotion and thank him for his many contributions to Aimco. John is an experienced real estate professional, an excellent leader and a much-admired teammate. He deserves great credit for the steady improvement in the Aimco portfolio. I look forward to continuing our close collaboration.”

Mr. Bezzant had also served as chairman of the Aimco Investment Committee. Patti Fielding, Executive Vice President and Treasurer, was appointed to succeed John as chairman of the Aimco Investment Committee. Ms. Fielding will add the related responsibilities to her current oversight of debt financing and lender relationships. The Aimco Investment Committee meets regularly to review the progress of investment activities (such as acquisitions, dispositions, redevelopment projects, and partnership transactions), provide “early looks” at future possibilities, and formally approve major investment decisions.

Mr. Considine said, “Patti is well-known to the capital markets. She has been a good friend and able teammate for 16 years and I have great confidence in turning to her once again.”

Aimco is a real estate investment trust that is focused on the ownership and management of quality apartment communities located in the largest markets in the United States. Aimco is one of the country's largest owners and operators of apartments, with 258 communities in 23 states, the District of Columbia and Puerto Rico. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV, and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.

Aimco
Elizabeth Coalson, 303-691-4327
Vice President Investor Relations
or
Investor Relations, 303-691-4350
Investor@aimco.com

Source: Aimco